UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 31, 2013

Geltology Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

333-174874 (Commission File Number)	35-2379917 (IRS Employer Identification No.)

Room 2903, Unit B
Jianwai SOHO East District
No.39 East Three Ring Middle Road
Chaoyang District, Beijing City, China

(Address of principal executive offices and zip code)

86-10-5869-4611

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.01	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On January 31, 2013, Geltology Inc. (the “Company”) entered into agreements with Xingping Hou, Shaokang Zeng, and Yongjun Zeng, in connection with their service as directors of the Company. Pursuant to the agreements, Xingping Hou will be entitled to receive annual compensation of $20,000, Shaokang Zeng will be entitled to receive annual compensation of $15,000, and Yongjun Zeng will be entitled to receive annual compensation of $10,000 for their services. The Company will reimburse each director for reasonable expenses incurred in connection with his performance of duties as a director of the Company, including travel expenses. The Company also agrees to include each director as an insured under its directors and officers insurance policy and indemnify him for any expenses incurred in connection with his performance of duties as a director of the Company.

The foregoing description of the material terms of the director agreements with Xingping Hou, Shaokang Zeng and Yongjun Zeng are qualified in their entirety by a form of such agreements included with this 8-K as Exhibits 10.1, 10.2 and 10.3, respectively.

Also on January 31, 2013, the Company’s subsidiary, Xingguo General Fruit Industry Development Co., Ltd. (“General Fruit”), entered into employment agreements with Xingping Hou and Shaokang Zeng. Pursuant to the terms of Mr. Hou’s agreement, Mr. Hou shall be responsible for the operation and management of General Fruit for a period of five years. During such time, Mr. Hou will be entitled to receive monthly salary of RMB8,000. The employment agreement may be renewed by General Fruit or Mr. Hou upon one month’s written notice. General Fruit may unilaterally terminate the agreement in the event that Mr. Hou breaches the terms of the agreement or violates relevant law and fails to cure such infractions after notice by General Fruit, or otherwise fails to qualify for his responsibilities as a manager of the company. The employment agreement contains certain restrictive covenants applicable during Mr. Hou’s employment, including that he shall not engage in self-dealing, improperly use General Fruit’s assets, utilize General Fruit assets as guarantees to any loans, or to operate any business or engage in any activities that could compete with General Fruit or would otherwise be harmful to the company’s interest.

Pursuant to the terms of Mr. Zeng’s agremeent, Mr. Zeng shall serve as finance manager of General Fruit for a period of two years. During such time, Mr. Zeng will be entitled to receive monthly salary of RMB5,000 and may be eligible for cash bonus, at the company’s discretion. General Fruit may issue fines against Mr. Zeng or unilaterally terminate the agreement in the event that Mr. Zeng violates company policies, labor laws or rules or is otherwise pursued by legal authorities, discloses confidential information or trade secrets of General Fruit, is grossly negligent, or commits fraud in a way that generates material economic loss to General Fruit, or otherwise fails to meet the standards required to execute his duties under the agreement.

The foregoing description of the material terms of the employment agreements with Xingping Hou and Shaokang Zeng are qualified in their entirety by a form of such agreements included with this 8-K as Exhibits 10.4 and 10.5, respectively.

2

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Director Agreement, dated January 31, 2013, by and between Geltology Inc. and Xingping Hou
10.2	Director Agreement, dated January 31, 2013, by and between Geltology Inc. and Shaokang Zeng
10.3	Director Agreement, dated January 31, 2013, by and between Geltology Inc. and Yongjun Zeng
10.4	Employment Agreement, dated January 31, 2013, by and between Xingguo General Fruit Industry Development Co., Ltd. and Xingping Hou (translation)
10.5	Employment Agreement, dated January 31, 2013, by and between Xingguo General Fruit Industry Development Co., Ltd. and Shaokang Zeng (translation)

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GELTOLOGY INC.
Dated: February 1, 2013
	By:	/s/ Xingping Hou
Name: Xingping Hou
Title: Chief Executive Officer

4